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                                                                                               Exhibit 12.1


                                             GREAT PLAINS ENERGY

                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





                                          2002           2001           2000          1999         1998
                                                                    (Thousands)
Income (loss) before extraordinary
   item and cumulative effect of
   changes in accounting principles     $ 129,188     $ (40,043)     $ 128,631     $  81,915     $ 120,722
Add:
Equity investment losses                    1,173           376         19,441        24,951        11,683
Minority interests in subsidiaries              -        (5,038)             -             1        (2,222)
   Income subtotal                        130,361       (44,705)       148,072       106,867       130,183

Add:
Taxes on income                            48,285       (35,914)        53,166         3,180        32,800
Kansas City earnings tax                      635           583            421           602           864
   Total taxes on income                   48,920       (35,331)        53,587         3,782        33,664

Interest on value of leased
   property                                 7,093        10,679         11,806         8,577         8,482
Interest on long-term debt                 67,551        84,995         60,956        51,327        57,012
Interest on short-term debt                 6,312         9,915         11,537         4,362           295
Mandatorily redeemable Preferred
   Securities                              12,450        12,450         12,450        12,450        12,450
Other interest expense
   and amortization                         3,760         5,188          2,927         3,573         4,457

   Total fixed charges                     97,166       123,227         99,676        80,289        82,696

Earnings before taxes on
   income and fixed charges               276,447        43,191        301,335       190,938       246,543

Ratio of earnings to fixed charges           2.85           (a)           3.02          2.38          2.98
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(a) An $80.0 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage. A $195.8 million net write-off before income taxes related to the bankruptcy filing of DTI was recorded in 2001.